Exhibit 10.8.2

AMENDMENT TO LEASE

This Amendment to Lease made the 6 day of May 2013 between 3800 WILKE L.L.C., an Illinois limited liability company (“Landlord”) and PAYLOCITY CORPORATION, an Illinois corporation (“Tenant”).

Recitals:

WHEREAS, Tenant and 3850 Wilke L.L.C. entered into that certain Lease dated January 12, 2007 (the “Lease”), under which 3850 Wilke L.L.C. leased the Tenant that certain premises on the first and second floor of 3850 N. Wilke Road, Arlington Heights, Illinois (“3850”), consisting of forty-five thousand four hundred twenty-seven (45,427) rentable square feet (the “Premises”); and

WHEREAS, on January 5, 2011, Tenant and 3850 entered into an Amendment to Lease in which Tenant leased an additional twenty-five thousand seventy-four (25,074) rentable square feet on the fourth floor at 3850 (“Expansion Premises”); and

WHEREAS, Tenant desires to lease additional space on the third and fourth floors at the building common known as 3800 N. Wilke Road, Arlington Heights, Illinois (“3800 Premises”) and

WHEREAS, Landlord herein is a related party to the landlord of 3850 and both Tenant and Landlord desire to adopt as the terms of the Lease for the 3800 Premises all of the terms of Tenant’s Lease of the Premises and Expansion Premises at 3850, except as herein provided; and

WHEREAS, the parties desire to be bound by the terms and conditions hereinafter contained and the modifications and amendments of the terms of the Lease.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and conditions herein contained, the parties hereto agree as follows:

1.                                      Preamble. The recitations herein above set forth in the Preamble are hereby adopted by this reference and incorporated herein, the same is so set forth in full context.

2.                                      Definitions. Terms as used herein shall have the same meaning as in the Lease, and any previous amendments thereto, except the term “Landlord” shall have the meaning herein ascribed.

3.                                      3800 Premises. Landlord agrees to lease to Tenant, and Tenant agrees to lease from Landlord forty-six thousand four hundred seventy-nine (46,479) rentable square feet (“RSF”) of space on the third and fourth floors of 3800 Wilke Road, Arlington Heights, Illinois (“3800 Premises”)in Phases as set forth in the following schedule:

		Rental	Occupancy
		Square Feet	Date

Phase I	3rd Floor	23,286	8/1/13
Phase II	4th Floor	23,193	4/1/14

Tenant may elect to lease Phase II earlier than the occupancy date set forth above on notice to Landlord, not later than one hundred twenty (120) days prior to the scheduled occupancy date, to permit sufficient time for Landlord to complete the improvements to the space.

4.                                 Term. The Lease of 3800 Premises shall commence as of the dates Landlord delivers the Tenant occupancy of each of the respective phases and shall terminate on May 31, 2020 unless there is a delay in completion of Landlord Improvements, then in such case the Lease shall end on the last day of the month eighty two (82) months after the Commencement Date of Phase I. Notwithstanding anything to the contrary, Landlord grants permission to Tenant to enter each Phase of the 3800 Premises thirty (30) days prior to the anticipated Occupancy Date for purposes of wiring for telephone and computer and installation of furniture and fixtures. Such early access by Tenant shall not interfere with Landlord’s completion of improvements to Premises.

5.                                 Rent:

A.                               Phase I: Tenant shall pay Base Rent for Phase I (3rd Floor Premises) in accordance with the following schedule:

	Annualized Base Rent	Monthly Base Rent
8/1/13 — 7/31/14	$459,898.50	$38,324.87
8/1/14 — 7/31/15	$469,212.90	$39,101.07
8/1/15 — 7/31/16	$478,527.30	$39,877.27
8/1/16 — 7/31/17	$487,841.70	$40,653.47
8/1/17 — 7/31/18	$497,156.10	$41,429.67
8/1/18 — 7/31/19	$506,470.50	$42,205.87
8/1/19 — 5/31/20	$515,784.90	$42,982.07

Tenant shall not be required to pay Base Rent from the Occupancy Date to and including February 28, 2014.

B.                               Phase II: Tenant shall pay Base Rent for Phase II (4th Floor Premises”) in accordance with the following:

	Annualized Base Rent	Monthly Base Rent
4/1/14 — 7/31/14	$458,061.75	$38,171.81
8/1/14 — 7/31/15	$467,338.95	$38,944.91
8/1/15 — 7/31/16	$476,616.15	$39,718.01
8/1/16 — 7/31/17	$485,893.35	$40,491.11
8/1/17 — 7/31/18	$495,170.55	$41,264.21
8/1/18 — 7/31/19	$504,447.75	$42,037.31
8/1/19 — 5/31/20	$513,724.95	$42,810.41

Tenant shall not be required to pay Base Rent, for the period from the Occupancy Date to and including September 30, 2014.

C.                               In the event that Tenant elects to take occupancy of Phase II earlier than provided for herein, then in such case the Base Rent shall be adjusted accordingly, and calculated on the same per RSF basis as used herein.

6.                                 Additional Rent. Tenant shall pay additional rent for each Phase it is leasing in accordance with Section 3 of the Lease, provided however the Tax Stop for purposes of calculating Tenant’s obligation hereunder is $502,465.00. Tenant shall not have to pay its Pro Rata Share of Taxes until Landlord pays real estate taxes for the 3800 Building in excess of $502,465.00. The Operating Expense Stop is $558,300.00. Tenant shall not have to pay its Pro Rata Share of the Operating Expenses until Landlord pays Operating Expenses for the 3800 Building in excess of $558,300.00. Landlord shall be required to pay all Taxes and Operating Expenses to the extent Taxes and Operating expenses do not exceed the respective Tax and Operating Expense Stop.

For all purposes hereunder Tenant’s Pro Rata Share is as follows:

Phase I — 3rd Floor	25.62%

Phase ll — 4th Floor	25.52%

7.                                 Landlord Improvement/Tenant Improvement Allowance. Landlord shall improve each Phase of the 3800 Premises at its cost and expense, subject to an allowable Tenant Improvement Allowance in accordance with the following schedule:

Phase I — 3rd Floor	$25.00 RSF	$582,150.00

Phase ll — 4th Floor	$25.00 RSF	$579,825.00

Landlord will construct the improvements to the 3rd and 4th Floors pursuant to plans that are agreed upon between Landlord and Tenant, prior to Landlord commencing such improvements. In the case of Phase I, Landlord will improve the Phase I Premises in accordance with the preliminary space plan prepared by Featherstone Consulting, Inc., dated April 16, 2013 and identified as Job 0426AS, Concept 5 and the Workletter of the same date, each attached hereto as Group Exhibit A.

Landlord agrees to replace blinds as needed during Phase I construction at its cost, which amount shall be in addition to Tenant Improvement Allowance provided to Tenant for construction.

It is understood that the costs to construct the Improvements may exceed Tenant Improvement Allowance (“Cost Differential”). The ratio that the Cost Differential bears to the estimate of the entire costs to construct the Improvements (“Estimate of Costs”), being the Cost Differential divided by the Estimate of Costs shall be deemed the “Tenant’s Proportionate Share”. The ratio that the Tenant Improvement Allowance bears to the Estimate of Costs being the Tenant Improvement Allowance divided by the Estimate of Costs, shall be “Landlord’s Proportionate Share”. In connection with each draw by the general contractor, Landlord shall fully fund an amount equal to Landlord’s Proportionate Share multiplied by the aggregate amount of each such draw. In connection with each such draw request, Tenant shall fully pay an amount equal to Tenant’s Proportionate Share multiplied by the amount of each such draw request during Landlord’s completion of improvements.

If after full disbursement of the Tenant Improvement Allowance there exists any shortage in the amount of the cost of Tenant Improvements based on the actual costs of the construction of the Improvements, Tenant shall be responsible for paying such costs. In the event that the actual costs are less than the Estimate of Costs, Landlord, nevertheless, shall be required to fund, and shall fund, the entire amount of the Tenant Improvement Allowance.

8.                                 Architectural Plans. Landlord agrees to pay an amount not to exceed fifty cents ($.50) per square for architectural plans needed to construct Phase I or Phase II. Any additional charges associated with such plans shall be paid by Tenant within thirty (30) days of Landlord’s invoice.

9.                                 Right of First Refusal. At any time during the term of this Lease, and on the terms and conditions hereinafter set forth, provided that this Lease is in full force and effect and Tenant is not in default under this Lease beyond applicable notice and cure periods, Tenant shall have a continuing right to negotiate for additional space on the second floor of 3800 N. Wilke Road, Arlington Heights (“Expansion Space”) on the terms and conditions hereinafter set forth:

A.                               During the term of this Lease, prior to Landlord’s executing a lease (“Proposed Lease”) for any of the Expansion Space, Landlord shall notify Tenant in writing of the rentable area of the Expansion Space proposed to be leased, the proposed rental rate, the proposed commencement date (the “Expansion Space

Commencement Date”) and the proposed terms and conditions of the Proposed Lease.

B.                               If Tenant desires to negotiate for the lease of the Expansion Space, Tenant must, by written notice to Landlord given within five (5) business days after Landlord’s notice, commence negotiation for the lease of the Expansion Space.

C.                               If Landlord and Tenant do not enter into a lease agreement for all of the Expansion Space within fifteen (15) days of the date of Landlord’s notice of a prospective tenant for the Expansion Space, then Tenant shall have no further rights to lease such Expansion Space under this Section 42. In the event such space again becomes available, Tenant’s rights to negotiate for such space in the future shall renew.

10.                               Option to Extend. Provided that this Lease is then in full force and effect and provided further that Tenant is not then in default under this Lease, Landlord hereby grants to Tenant an option to extend the term of this Lease for the 3800 Premises on the same terms, conditions and provisions as contained in the Lease or this Amendment, except as otherwise provided herein, for an additional five (5) year period which shall commence upon the day next following the termination date of the 3800 Premises Lease term and shall end on the day preceding the fifth (5th) anniversary of the 3800 Premises Lease term’s expiration date (the “Option Period”).

A.                                    Tenant’s option to extend shall be exercisable by written notice of Tenant’s election to extend the Lease Term from Tenant to Landlord received no later than three hundred sixty (360) days prior to the expiration of the Term. If not so exercised, Tenant’s option under this section shall thereupon expire.

B.                                    The Base Rent payable during the Option Period with respect to the Leased Premises shall be equal to the Market Rental Rate (as hereinafter defined in this Section G hereof (for the five (5) year lease term commencing on or about the date of commencement of the Option Period).

C.                                    Tenant may only exercise its extension option granted hereunder so long as the entire 3800 Premises is then occupied by the original Tenant hereunder and Tenant has not assigned this Lease or sublet the Leased Premises.

D.                                    Landlord shall within thirty (30) days of receiving notice of Tenant’s election to extend and in response to Tenant’s written request, advise Tenant in writing of Landlord’s determination of the Market Rental Rate for term commencing on or about the date of the commencement of the Option Period.

E.                                     Tenant shall advise Landlord within fifteen (15) days of notice of Market Rental Rate of its intention to accept such rental rate.

F.                                      Within ten (10) days after Tenant’s acceptance of Landlord’s determination of the Market Rental Rates as set forth in Section D and E hereof,

Landlord and Tenant shall enter into a written supplement to this Lease confirming the revisions to the rental provisions contained in this Lease as may be necessary to confirm the change in the Base Rent. In the event a written supplement is not executed within said ten (10) day period by Tenant, Tenant’s right to exercise its option to extend shall thereupon expire.

G.                               For purposes of this section, the “Market Rental Rate” shall mean the then prevailing annual rental rate per square foot of rentable area, as determined in good faith by Landlord, for improved space comparable to the Premises in area and location. The components of the Market Rental Rate may include, among the other then prevailing components of rent: a fixed annual rent (such as Base Rent), periodic adjustments or additions to a fixed annual rent based on a share of the Building real estate taxes and other expenses (such as Additional Rent) in excess of a certain amount of increases based on an inflation index (such as a CPI Adjustment), and any concessions for Rent abatement and build-out allowances available to new tenants who may lease space within the Building.

H.                              In the event Landlord and Tenant do not reach agreement concerning the Market Rate, then Landlord and Tenant shall each designate an independent, licensed real estate broker, within seven (7) days from the expiration of the thirty (30) day period after Landlord has notified Tenant of its Market Rate determination, who shall have not less than five (5) years’ experience as a real estate broker specializing in commercial leasing and who shall be familiar with the commercial real estate market in which the Premises is located. Said brokers shall each determine the Market Rate within fifteen (15) days. If the lower of the two determinations is not less than ninety-five percent (95%) of the higher of the two determinations, then the Market Rate shall be the average of the two determinations. If the lower of the two determinations is less than ninety-five percent (95%) of the higher of the two determinations, then the two brokers shall render separate written reports of their determinations and within fifteen (15) days thereafter the two brokers shall appoint a third broker with like qualifications. Such third broker shall be furnished the written reports of the first two brokers. Within fifteen (15) days after the appointment of the third (3rd) broker, the third broker shall appraise the Market Rate. The Market Rate, for purposes of this section, shall equal the average of the two closest determinations; provided, however, that (i) if any one determination is agreed upon by any two of the brokers, then the Market Rate shall be such determination, and (ii) if any one determination is equidistant from the other two determinations, then the Market Rate shall be such middle determination. Landlord and Tenant shall each bear the cost of its broker and shall share equally the cost of the third broker.

11.                          Terms of Lease Binding. All terms and provisions of the Lease are incorporated herein as if set forth in full content.

12.                          Complete Understanding. This Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof; this unless the same is in writing and signed by all of the parties hereto. No waiver of any provision of the Lease or any Amendment shall be valid unless in writing and signing by the person or party to be charged.

IN WITNESS WHEREOF, the parties have executed this Amendment to Lease as of the day and date first above written.

LANDLORD:

3800 WILKE L.L.C.,
an Illinois limited liability company

By:	First American Properties L.L.C.,
managing agent

By:	/s/C. Mark Jordan
C. Mark Jordan
Authorized Representative

TENANT:

PAYLOCITY CORPORATION, an Illinois corporation

By:	/s/Peter McGrail
	Its:	CFO

Featherstone Consulting, Inc.	32 Fawn Ridge Drive	Phone: (847) 462-8120
Architects & Planners,	Oakwood Hills, Illinois 60013	Fax: (847) 462-8065

April 16, 2013

First American Properties

1731 N. Marcey St.

Suite 520

Chicago, Illinois 60614

Attn: Kathy Brush

RE: Commerce Point I
Paylocity
3rd Floor
Job # 0426-AS Concept #5

Dear Ms. Brush:

Attached you will find the PDF file of the Preliminary Space Plan for the above prospective tenant. We have attempted to provide for all the basic elements requested by the tenant. You may wish to review the plan and advise us if it is acceptable or if anything has been overlooked.

During the preparation of this preliminary plan, we noted that the following items should be reviewed with the General Contractor and Owner:

1.                                      On the plan, all new tenant interior partitions are indicated with hollow lines and all the existing partitions are indicated with solid lines. New corridor partitions and partitions around the Training Rooms are indicated with cross hatching and shall extend to the deck above. Partitions between Training Rooms and Training Rooms and workstations to have sound board added to each side of the wall behind the gypsum board. Partitions to be removed are indicated as dashed on the plan. Patch all existing walls to remain as needed to look as new.

2.                                      Provide new vinyl tile floors in the Break Room, Supply Rooms, IDF Closets, Electric Rooms and Data Room. Install new building standard carpeting in the balance of the space. Carpet color and tile color to be selected by the tenant to match the tenant’s existing finishes on the fourth floor of the 3850 building.

3.                                      Provide new egg shell wall paint on all walls thru-out the tenant space. Allow for three paint colors in the space. Provide for smooth finish at all perimeter office walls. Provide new 4” vinyl base at all walls. Install coved base at tile areas and straight base at carpeting. Paint color and base color to match the tenant’s existing finishes.

4.                                      Provide recessed indirect fluorescent fixtures and dimmable fluorescent down lights and dimmers in each of the Training Rooms. Provide building standard parabolic 2’x2’ & 2’x4’ fluorescent fixtures with T8 lamps and electronic ballasts thru-out the balance of the space. Provide switching in each room and space with occupancy detectors or split switching to meet the energy conservation code.

5.                                      Verify the existing ceiling grid and rework as needed for the new layout. All tiles to be replaced with new building standard regressed tiles.

6.                                      New phone and electrical shall be building standard as indicated on the plan. All outlets indicated are new proposed locations. Data and phone outlet boxes and 3/4” conduit (unless noted otherwise) into the ceiling are to be provided as part of the construction with all cabling, outlets and cover plates provided and installed by the tenant. All cabling thru the ceiling plenum shall be plenum approved type. Verify existing electric service and rework as needed for this space. Provide dedicated electric outlets for the printers, copiers, microwave ovens, vending machines, water heater, and outlet adjacent to desk in each office. Provide three 208 volt 20 amp dedicated outlets dropped from the ceiling in the IDF rooms as indicated. Verify electrical requirements for the Data Room located in the lower level. Provide connections to tenant wired workstations with one circuit to every two stations and data conduits sized for 2 cables to each station in each group. Final connections of the stations to the outlets to be provided by the furniture installer. Provide flush floor outlets in each of the Conference Rooms with power, phone and data connection with 1 1/4” conduit for low voltage. Verify electrical connections in the Training Rooms with the furniture system. Provide boxes and conduits for card access at all doors tagged “C” on the plan. Relocate existing electric panels as needed for the new layout. Provide locks on all electric panels which are in open unlocked spaces. Existing horns and battery lights are indicated for reference only and will need to be adjusted and added to as needed for the new layout. Verify additional electrical requirements with the tenant.

7.                                      All interior doors to be building standard doors and aluminum frames. The existing glass entry doors and side lights are to remain. All doors with 90 degree swings are new doors. Doors with 45 degree swings are existing to remain. The existing doors ro be removed are indicated as dashed. Provide electric strikes at all doors tagged “C” on the plan and locks at all office and conference room doors.

8.                                      Furniture indicated on the plan shall be provided by the tenant and is indicated here for scale and layout. Actual furniture may vary from that indicated. Workstations to be provided, installed and wired by the tenant.

9.                                      All existing blinds to be repaired as required for proper operation.

10.                               Re-balance the entire HVAC system for proper air flow to each area.

11.                               Provide new base and wall cabinets with plastic laminate counter and ss sinks in the Break Room as indicated. Provide lowered section of counter with recessed front panel at the sink per IAC requirements. Include under counter water heater with drip pan and drain. Provide new plumbing as required to nearest riser locations. Allow space for tenant provided refrigerator and vending equipment. Provide dishwasher with all required connections. Laminate counter top color to be selected by the tenant from standard colors. Include water lines with shut-offs at each refrigerator, coffee station and vending area as indicated. Remove existing plumbing at removed sink locations back to risers as required by code.

12.                               Provide hat shelf and hangrod per IAC requirements in the coat closet.

13.                               Provide recessed motorized projection screens in Training Room 1 and pull down screens in the other Training Rooms and Conference Rooms. Include supports from structure above and all wiring for a complete installation.

14.                               Provide ceiling outlets in the Training Rooms and Conference Rooms for tenant installed video projectors. All data wiring to be routed back to the IDF Rooms.

Please let me know of any additional services or information which we can provide for you on this project. We have issued copies of the plan by e-mail to Mark Jordan, Ron Rutkowski, Kimberly Sullivan and Peter McGrail for review.

Very truly yours,
Featherstone Consulting, Inc.

by:	/s/Terry L. Frisch
Terry L. Frisch, President

PAYLOCITY

THIRD FLOOR — 23,286 SF RENTABLE — CONCEPT #5 REV

JOB #0426-AS — 4-17-13

COMMERCE POINT I

3800 N. WILKE ROAD — ARLINGTON HEIGHTS, ILLINOIS

WORKSTATIONS	172
OFFICES	18
CONFERENCE ROOMS	2
TRAINING ROOMS	3
BREAK ROOMS	1

SCALE: 1/16" = 1'-0"

Featherstone Consulting, Inc.
Architects & Planners